FOR IMMEDIATE RELEASE                  Contact: Warren P. Levy, Ph.D., President
                                                Unigene Laboratories, Inc.
                                                973/882-0860

                                                Thomas Redington
                                                203/222-7399
                                                212/926-1733

                  UNIGENE AND WARNER-LAMBERT FINALIZE AGREEMENT
                    TO DEVELOP NEW TREATMENT FOR OSTEOPOROSIS


         Fairfield,   NJ,   July  16,   1997  --  Unigene   Laboratories,   Inc.
(Nasdaq:UGNE) said it finalized a worldwide licensing agreement for oral calcitonin with the Parke-Davis division of Warner-Lambert Company in accordance with the terms of a previously announced letter of intent. Unigene is eligible to receive up-front and milestone payments totaling in excess of $50 million during the development phase of the project, as well as royalties on commercial sales. Warner-Lambert will also purchase an undisclosed amount of Unigene common stock.

         As part of the agreement, Warner-Lambert will develop and market the product and Unigene will exclusively supply the bulk calcitonin and provide analytical support services.

         "This landmark agreement confirms the suitability of our two core technologies for manufacturing and orally delivering calcitonin," commented Dr. Warren Levy, President of Unigene. "Calcitonin is the first of many naturally occurring amidated peptides with potential medical value that we hope can be commercially developed with our processes."

         "We look forward to this partnership with Unigene," said Ronda Dean, vice president, Parke-Davis/Women's Healthcare Division. "The agreement on this important therapy continues our commitment to providing healthcare solutions to women throughout their lives."

         Calcitonin is a leading treatment for osteoporosis with annual worldwide sales of more than $700 million. Currently available only in injectable and nasal forms, it is the only marketed osteoporosis treatment with pain relieving properties and it has no significant side effects or contraindications. Consequently, Unigene and Warner-Lambert believe that an oral form of calcitonin will enjoy significant advantages over other osteoporosis treatments.

         Unigene Laboratories, Inc. has developed two proprietary technologies for manufacturing amidated peptide hormones and delivering them orally. The Company is currently producing FORTICAL(R) (recombinant salmon calcitonin) in compliance with the FDA's Good Manufacturing Practice guidelines at its manufacturing facility in Boonton, N.J.
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         Parke-Davis,  a  division  of  Warner-Lambert  Company,  is  devoted to discovering,  developing,  manufacturing  and marketing  quality  pharmaceutical
products.   Its  central   research  focus  is  on  heart   disease,   diabetes,
anti-infectives, central nervous system, and women's healthcare. Warner-Lambert is a worldwide company employing approximately 40,000 people, and along with Parke-Davis is headquartered in Morris Plains, N.J.

         Except for historical information, the statements made herein are forward looking statements involving risks and uncertainties. These risks and uncertainties, including those relating to the timing or successful completion of the Company's product commercialization activities, are detailed in the Company's filings with the Securities and Exchange Commission.

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